As filed with the Securities and Exchange Commission on December 3, 2014

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Astrotech Corporation

(Exact name of registrant as specified in its charter)

Washington	91-1273737
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

401 Congress Ave. Suite 1650

Austin, Texas 78701

(Address, including zip code, of registrant’s principal executive offices)

Astrotech Corporation 2011 Stock Incentive Plan (as amended)

(Full title of the plan)

Eric N. Stober

Chief Financial Officer

Astrotech Corporation

401 Congress Ave. Suite 1650

Austin, Texas 78701

(512) 485-9530

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Vincent Gomez

Controller

Astrotech Corporation

401 Congress Ave., Suite 1650

Austin, Texas 78701

(512) 485-9530

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, no par value	3,700,000 shares (2)	$2.58	$9,546,000	$1,110

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock registered hereunder includes such indeterminate number of additional shares of the registrant’s common stock as may be offered or issued under the Astrotech Corporation 2011 Stock Incentive Plan, as amended (the “Plan”), to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to anti-dilution and adjustment provisions of the Plan described herein.

(2)	Represents shares of additional common stock reserved for issuance under the Plan. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of shares to be offered or sold pursuant to the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The price for the 3,700,000 shares of common stock being registered hereby is based on a price of $2.58, which is the average of the high and low trading prices per share of common stock of Astrotech Corporation as reported by NASDAQ on December 2, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended June 30, 2014 filed on September 30, 2014.

(b)	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 filed on November 14, 2014.

(c)	Current Reports on Form 8-K filed on July 1, 2014, August 22, 2014, September 30, 2014, November 14, 2014 and November 18, 2014, and all exhibits related to such items filed on Form 8-K (to the extent these items were “filed” with the SEC and not “furnished”).

(d)	The description of our common stock contained in our Registration Statement on Form S-3 (Registration No. 333-43221), filed with the Commission on December 24, 1997, including any future amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment or supplement to this Registration Statement or in any document that is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

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Item 6.	Indemnification of Directors and Officers.

Section RCW 23B.08.510 of the Washington Business Corporation Act (the “WBCA”) authorizes Washington corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving them as a result of their service as an officer or director. Section RCW 23B.08.560 of the WBCA authorizes a corporation by provision in its articles of incorporation to agree to indemnify a director and obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations in RCW 23B.08.510 through RCW 23B.08.550; provided, however that no such indemnity shall be made for or on account of (a) any acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct finally adjudged to be in violation of RCW 23B.08.310, or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

Article Nine of the Amended and Restated Articles of Incorporation of Astrotech Corporation (the “Company”), as amended, and Article IX of the Amended and Restated Bylaws of the Company provide for the indemnification of directors, officers, employees and agents to the full extent permitted by law. In accordance with RCW Section 23B.08.320 of the WBCA, the Company’s Amended and Restated Articles of Incorporation, as amended, provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, (2) conduct violating RCW Section 23B.08.310 of the WBCA (unlawful distributions) or (3) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

Under Article Nine of the Amended and Restated Articles of Incorporation, as amended, of the Company and Article IX of the Amended and Restated Bylaws of the Company, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company for any liability asserted against him and incurred by him in any such capacity or arising out of his status as such. The Company maintains a director and officer insurance policy.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Document

4.1*	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement (Reg. No. 333-126772), and all amendments thereto, filed with the Securities and Exchange Commission on July 21, 2005).
4.2*	Bylaws of the Registrant (incorporated by reference to the Registrant’s registration statement on Form S-1, File No. 33- 97812, and all amendments thereto, filed with the Securities and Exchange Commission on October 5, 1995).
4.3*	Designation of Rights, Terms and Preferences of Series B Senior Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement (Reg. No. 333-126772), and all amendments thereto, filed with the Securities and Exchange Commission on July 21, 2005).
4.4*	Preferred Stock Purchase Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 2, 1999 (incorporated by reference to Exhibit 4.2 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999).
4.5*	Registration Rights Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 5, 1999 (incorporated by reference to Exhibit 4.3 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999).
4.6*	Indenture dated as of October 15, 1997 between the Registrant and First Union National Bank, as Trustee, relating to the Registrant’s 8.0% Convertible Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-43221) filed with the Securities and Exchange Commission on December 24, 1997).

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4.7*	Designation of Right, Terms and Preferences of Series D Junior Participating Preferred Stock of Astrotech Corporation (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-A filed with the Securities and Exchange Commission on July 31, 2009).
4.8*	Rights Agreement, dated as of July 29, 2009, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A filed with the Securities and Exchange Commission on July 31, 2009).
4.9*	Amendment One to Rights Agreement, dated as of July 29, 2010, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A filed with the Securities and Exchange Commission on July 29, 2010).
4.10*	Amendment Two to Rights Agreement, dated as of August 10, 2011, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A filed with the Securities and Exchange Commission on August 10, 2011).
4.11*	Amendment Three to Rights Agreement, dated as of August 10, 2012, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A filed with the Securities and Exchange Commission on August 10, 2012).
4.12	Astrotech Corporation 2011 Stock Incentive Plan
4.13	Amendment No. 1 to Astrotech Corporation 2011 Stock Incentive Plan
4.14*	Amendment Four to Rights Agreement, dated as of August 12, 2013, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on August 12, 2013).
4.15*	Amendment Five to Rights Agreement, dated as of June 9, 2014, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on June 9, 2014).
5.1	Opinion of Perkins Coie LLP
23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP
24.1	Powers of Attorney (included on the signature page herein).

________________________

 * Incorporated by reference to the filing indicated.

Item 9.	Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

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provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on December 3, 2014.

ASTROTECH CORPORATION

By:	/s/ Eric N. Stober
Eric N. Stober
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas B. Pickens, III and Eric N. Stober, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (and all further amendments, including post-effective amendments thereto), and to file the same, with accompanying exhibits and other related documents, with the Securities and Exchange Commission, and ratify and confirm all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue of said appointment.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas B. Pickens III	Director and Chief Executive Officer	December 3, 2014
Thomas B. Pickens, III	(Principal Executive Officer)

/s/ Eric N. Stober	Chief Financial Officer	December 3, 2014
Eric N. Stober	(Principal Financial and
Accounting Officer)

/s/ Mark Adams	Director	December 3, 2014
Mark Adams

/s/ John A. Oliva	Director	December 3, 2014
John A. Oliva

/s/ William F. Readdy	Director	December 3, 2014
William F. Readdy

/s/ Sha-Chelle Manning	Director	December 3, 2014
Sha-Chelle Manning

/s/ Daniel T. Russler, Jr.	Director	December 3, 2014
Daniel T. Russler, Jr.

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INDEX TO EXHIBITS

Exhibit Number	Document

4.1*	Amended and Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement (Reg. No. 333-126772), and all amendments thereto, filed with the Securities and Exchange Commission on July 21, 2005).
4.2*	Bylaws of the Registrant (incorporated by reference to the Registrant’s registration statement on Form S-1, File No. 33- 97812, and all amendments thereto, filed with the Securities and Exchange Commission on October 5, 1995).
4.3*	Designation of Rights, Terms and Preferences of Series B Senior Convertible Preferred Stock of the Registrant (incorporated by reference to Exhibit 4.3 of the Registrant’s Registration Statement (Reg. No. 333-126772), and all amendments thereto, filed with the Securities and Exchange Commission on July 21, 2005).
4.4*	Preferred Stock Purchase Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 2, 1999 (incorporated by reference to Exhibit 4.2 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999).
4.5*	Registration Rights Agreement between the Registrant and DaimlerChrysler Aerospace AG dated as of August 5, 1999 (incorporated by reference to Exhibit 4.3 of the Registrant’s Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 1999).
4.6*	Indenture dated as of October 15, 1997 between the Registrant and First Union National Bank, as Trustee, relating to the Registrant’s 8.0% Convertible Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-3 (Reg. No. 333-43221) filed with the Securities and Exchange Commission on December 24, 1997).
4.7*	Designation of Right, Terms and Preferences of Series D Junior Participating Preferred Stock of Astrotech Corporation (incorporated by reference to Exhibit 3.1 of Registrant’s Form 8-A filed with the Securities and Exchange Commission on July 31, 2009).
4.8*	Rights Agreement, dated as of July 29, 2009, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A filed with the Securities and Exchange Commission on July 31, 2009).
4.9*	Amendment One to Rights Agreement, dated as of July 29, 2010, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A filed with the Securities and Exchange Commission on July 29, 2010).
4.10*	Amendment Two to Rights Agreement, dated as of August 10, 2011, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A filed with the Securities and Exchange Commission on August 10, 2011).
4.11*	Amendment Three to Rights Agreement, dated as of August 10, 2012, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-A/A filed with the Securities and Exchange Commission on August 10, 2012).
4.12	Astrotech Corporation 2011 Stock Incentive Plan
4.13	Amendment No. 1 to Astrotech Corporation 2011 Stock Incentive Plan
4.14*	Amendment Four to Rights Agreement, dated as of August 12, 2013, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on August 12, 2013).
4.15*	Amendment Five to Rights Agreement, dated as of June 9, 2014, between Astrotech Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on June 9, 2014).
5.1	Opinion of Perkins Coie LLP
23.1	Consent of Perkins Coie LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP
24.1	Powers of Attorney (included on the signature page herein).

________________________

 * Incorporated by reference to the filing indicated.

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